EXHIBIT 10.10

CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT

BILL BARRETT CORPORATION

This CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT (the “Agreement”) is entered into as of November 16, 2006 (the “Effective Date”), between Bill Barrett Corporation (“Parent”), a Delaware corporation, and [insert name] (the “Employee”).

RECITALS

WHEREAS, the Employee is a key employee of Parent and serves as Parent’s [insert title]; and

WHEREAS, the Employee and Parent desire to set forth the terms and conditions of the Employee’s compensation in the event of a termination of the Employee’s employment in connection with a Change in Control (as defined below); and

WHEREAS, in the event of a Change in Control, the Employee may be vulnerable to dismissal without regard to the quality of the Employee’s service, and Parent believes that it is in the best interests of Parent to enter into this Agreement in order to ensure fair treatment of the Employee and to reduce the distractions and other adverse effects upon the Employee’s performance which are inherent upon a Change in Control; and

WHEREAS, this Agreement is not intended to be and shall not constitute an employment contract between Parent and the Employee or to impose any obligation upon Parent to retain the Employee. The Employee acknowledges that the Employee is an “at-will” employee of Parent and that Parent may terminate the Employee’s employment at any time with or without cause and with or without notice; and

WHEREAS, if Parent and Employee are parties to another existing Change in Control Severance Protection Agreement in existence on the Effective Date or any other arrangement providing similar benefits upon a Change in Control (the “Prior Agreement”), such Prior Agreement shall be deemed to be terminated and of no further force and effect and to be replaced by this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions. For purposes hereof, the following terms shall have the following meanings:

a. “Affiliate” shall mean, with respect to any Person (as defined herein), any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote the securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors of a corporation or other Persons performing similar functions for any other type of Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, as general partner, as trustee or otherwise.

b. “Board” shall mean the Board of Directors of Parent.

c. “Cause” shall mean (i) if the Employee is party to an employment agreement or similar agreement with Parent and such agreement includes a definition of Cause, the definition contained therein or (ii) if no such employment or similar agreement exists, it shall mean (A) the Employee’s failure to perform the duties reasonably assigned to him or her by Parent, (B) a good faith finding by Parent of the Employee’s dishonesty, gross negligence or misconduct, (C) a material breach by the Employee of any written Company employment policies or rules or (D) the Employee’s conviction for, or his or her plea of guilty or nolo contendere to, a felony or any other crime which involves fraud, dishonesty or moral turpitude.

d. “Change in Control” of Parent means the occurrence of one of the following events:

(i) An acquisition (other than directly from Parent) of any voting securities of Parent (the “Voting Securities”) by any Person (as defined herein) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of Parent’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) Parent or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by Parent (a “Subsidiary”), (2) Parent or any Subsidiary, or (3) any Person in connection with a Non-Control Transaction (as defined in paragraph (iii)(c) below);

(ii) The individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by Parent’s stockholders, of any new director was approved by a vote of at least two-thirds of the then Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (defined as any solicitation subject to Rules 14a-1 to 14a-10 promulgated under the Exchange Act by any Person or group of Persons for the purpose of opposing a solicitation subject to Rules 14a-1 to 14a-10 by any other Person or group of Persons with respect to the election or removal of directors at any annual or special meeting of stockholders of Parent) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) Consummation of:

(1) A merger, consolidation or reorganization involving Parent, unless

(a) the stockholders of Parent, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, a majority of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) or a corporation beneficially owning, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation (a “Parent Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

(b) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute a majority of the members of the board of directors of either the Surviving Corporation or a Parent Corporation, and

(c) no Person (other than Parent, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by Parent, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 30% or more of the then outstanding Voting Securities) owns, directly or indirectly, 30% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (unless there is a Parent Corporation, in which event of the Parent Corporation’s then outstanding voting securities).

A transaction described in the immediately preceding clauses (a) through (c) shall herein be referred to as a “Non-Control Transaction”;

(2) A complete liquidation or dissolution of Parent; or

(3) The sale or other disposition of all or substantially all of the assets of Parent to any Person (other than a transfer to a Subsidiary).

Notwithstanding paragraphs (i), (ii) or (iii) above, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by Parent which, by reducing the number of Voting Securities outstanding, increases the proportionate number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Parent, and after such share acquisition by Parent, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

In all cases, if the Employee’s employment is terminated within 30 days prior to a Change in Control and the Employee reasonably demonstrates that such termination (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control, or (2) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then the date of a Change in Control with respect to the Employee shall mean the date immediately prior to the date of such termination of the Employee’s employment.

e. “Code” shall mean the Internal Revenue Code of 1986, as amended.

f. “Disability” shall mean a physical or mental infirmity which impairs the Employee’s ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

g. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

h. “Good Reason” shall include any of the following:

(i) Parent’s assignment to the Employee of duties inconsistent with, or a substantial alteration in the nature of, the Employee’s responsibilities in effect immediately prior to the Change in Control;

(ii) (A) a reduction in either the Employee’s salary or target bonus (if a target bonus has been established for the Employee) as each is in effect on the date of a Change in Control, or (B) the discontinuance or material adverse alteration of any material pension, welfare or fringe benefit enjoyed by the Employee on the date of a Change in Control;

(iii) Parent’s relocation of the Employee to any place in excess of 50 miles from the Employee’s place of employment immediately prior to the Change in Control without the Employee’s written consent, except for reasonably required travel by the Employee on Parent’s business;

(iv) any material breach by Parent of any provision of this Agreement, if such material breach has not been cured within 30 days following written notice by the Employee to Parent of such breach setting forth with specificity the nature of the breach; or

(v) any failure by Parent to obtain the assumption of this Agreement by any successor (by merger, consolidation or otherwise) or assign of Parent.

i. “Person” shall have the same meaning as used for purposes of the Section 13(d) or 14(d) of the Exchange Act.

j. “Highest Annual Compensation Amount” shall mean the highest compensation during any twelve (12) month period during the three (3) calendar years immediately preceding the termination of the Employee paid to or earned by the Employee, including all amounts of the Employee’s base salary that are deferred under the qualified and non-qualified employee benefit plans of the Parent or any other agreement or arrangement and all bonuses earned by the Employee during such period, or if the Employee has been employed by Parent for less than three (3) calendar years prior to termination, for such lesser period of time. The Compensation Committee of the Board of Directors shall determine, taking into consideration Company performance, target bonus amounts and other factors, the amount that shall be included as a bonus, if any, for purposes of this calculation if the Employee has not been employed by Parent for a period of time during which bonuses have been paid.

k. “Qualifying Termination” shall mean (i) a termination by the Employee of the Employee’s employment with Parent for Good Reason within one year after the occurrence of a Change in Control or (ii) a termination of the Employee’s employment without Cause by Parent within one year after the occurrence of a Change in Control, or (iii) a termination of the Employee’s employment without Cause by Parent within six (6) months prior to the date of a Change in Control if the Employee reasonably demonstrates that such termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed provided that, in either case, a Change in Control shall actually have occurred. Neither a termination of the Employee’s employment due to Disability nor a termination of the Employee’s employment due to death shall constitute a Qualifying Termination.

2. Term. If a Change in Control has not occurred within ten (10) years of the date of this Agreement (the “Term”), this Agreement shall automatically expire. Following the Term, this Agreement may be renewed only by written agreement of the parties for successive one-year periods. If a Qualifying Termination occurs during the Term, this Agreement shall continue in full force and effect and shall not terminate until the Employee shall have received the severance compensation provided hereunder.

3. Payment of Accrued Compensation upon a Qualifying Termination. If a Qualifying Termination occurs, the Employee shall immediately be paid all earned and accrued salary due and owing to the Employee, any bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), any benefits then due under any plans of Parent in which the Employee is a participant, any accrued and unpaid vacation pay and any appropriate business expenses incurred by the Employee in connection with his or her duties, all to the date of termination (collectively, “Accrued Compensation”). The Employee shall also be entitled to the severance compensation described in the following Section 4.

4. Severance Compensation. The Employee shall be entitled to the following upon a Qualifying Termination under the conditions set forth below:

a. Condition to Payment of Severance Compensation. Upon the Employee’s execution of a Release and Confidentiality Agreement substantially in the form attached hereto as Exhibit A, Parent shall pay to the Employee severance compensation in an aggregate amount equal to [insert severance amount] times the Employee’s Highest Annual Compensation Amount (the “Severance Amount”).

b. Computation and Payment of Severance Amount. The Severance Amount shall be paid without prejudice to the Employee’s right to receive all Accrued Compensation. The Severance Amount shall be paid to the Employee in a lump sum within thirty (30) days of the execution of the Release and Confidentiality Agreement provided that the timing of payment may be changed due to the requirements of Section 409A of the Code (“Section 409A”) as provided for in Section 7 hereof. The Severance Amount shall be paid irrespective of the Employee’s employment status with any other organization or self-employment; provided, however, that if the Employee should violate the terms of the Release and Confidentiality Agreement, Parent shall be under no further obligation to continue the payments or benefits hereunder.

c. Certain Welfare Benefits. The Company shall make a lump sum payment to Employee equal to the aggregate monthly premium (for both Company and Employee) for each of the following plans as in effect at the time of termination: life insurance, disability, medical, dental and hospitalization, multiplied by [insert continuation period]. Neither this Section 4(c) nor any other provision of this Agreement shall be interpreted so as to reduce any amounts otherwise payable, or in any way diminish the Employee’s rights as an employee of Parent, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement or other plan or arrangement.

d. Outplacement Assistance. Parent shall provide the Employee with outplacement assistance for a period of six (6) months at a cost to the Company of no more than $7,500.

5. Equity Grants. Immediately prior to a Change in Control, (i) all options granted by Parent to the Employee shall be 100% vested and immediately exercisable, and the exercise term thereof shall end upon the earlier of: the first anniversary of the date of termination of employment and the end of the original exercise term, and (ii) all restrictions shall lapse with respect to all grants of restricted stock or other awards held by the Employee.

6. Tax Payments.

a. In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Employee, by Parent, any Affiliate, any Person who acquires ownership or effective control of Parent or ownership of a substantial portion of Parent’s assets within the meaning of Section 280G of the Code and the regulations thereunder (“Section 280G”) or any Affiliate of such Person, whether paid or payable or distributed or distributable pursuant to any of the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax, imposed upon the Gross Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

b. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G), that are required to be made under this Section 6(b), including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this Section 6(b), shall be made by an independent accounting firm selected by Parent (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to Parent and the Employee by no later than thirty (30) days following the Change in Control, or such earlier time as is requested by Parent. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee and Parent with a written statement that the Accounting Firm has concluded that no Excise Tax is payable (including the reasons why) and that the Employee has substantial authority not to report any Excise Tax on Employee’s federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Employee within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to Parent by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon Parent and the Employee, absent manifest error. As a result of uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by Parent should have been made (“Underpayment”), or that Gross-Up Payments will have been made by Parent which should not have been made (“Overpayment”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by Parent to or for the benefit of the Employee. In the case of an Overpayment, the Employee shall, at the direction and expense of Parent, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, Parent, and otherwise reasonably cooperate with Parent to correct such Overpayment, provided, however, that (i) the Employee shall not in any event be obligated to return to Parent an amount greater than the net after-tax portion of the Overpayment that Employee has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this Section 6(b), which is to make the Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Employee repaying to Parent an amount which is less than the Overpayment.

7. Compliance with Section 409A.

a. Notwithstanding any provision of the Agreement to the contrary and except as provided by this Section 7(a), if the Employee is a “specified employee” as defined under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Employee shall not be entitled to any payments or benefits in the nature of non-qualified deferred compensation within the meaning of Section 409A (“Deferred Compensation”) and Parent shall not pay or provide such Deferred Compensation, upon a separation of Employee’s service until the earlier of: (i) the date which is six (6) months after the Employee’s separation from service for any reason other than death or (ii) the date of Employee’s death. The provisions of this Section 7(a) shall apply only if necessary to avoid the imposition of taxes and penalties under Section 409A relating to the payment of non-qualified deferred compensation to specified employees upon their separation from service. The determination of whether Section 409A is deemed to apply to the payment of any amounts hereunder shall be made in good faith by Parent after consultation with and advice from its legal or accounting advisors and after consulting with the Employee.

b. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Section 409A, Parent shall, to the extent practicable, after consulting with and receiving the approval of the Employee (which shall not be unreasonably withheld), reform such provision.

c. Any revisions made pursuant to Section 7(a) or 7(b) shall be made to maintain, to the maximum extent practicable, the original intent and economic benefit to the Employee of the applicable provision without violating the provisions of Section 409A.

8. Non-Solicitation. As partial consideration for entering into this Agreement, from the Effective Date through one (1) year after the date of termination of employment by the Parent for any reason, the Employee will not induce any employee of the Parent to leave the employ of the Parent. If any restriction set forth in this Section 8 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

9. Employment Status. This Agreement does not constitute a contract of employment or impose on the Employee or Parent any obligation to retain the Employee, or to change the status of the Employee’s employment. The Employee acknowledges that the Employee is an “at-will” employee of Parent, and that Parent may terminate the Employee’s employment at any time, with or without cause and with or without notice.

10. Nature of Rights. The Employee shall have the status of a mere unsecured creditor of Parent with respect to his or her right to receive any payment under this Agreement. This Agreement shall constitute a mere promise by Parent to make payments in the future of the benefits provided for herein. It is the intention of the parties hereto that the arrangements reflected in this Agreement shall be treated as unfunded for tax purposes and, if it should be determined that Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) is applicable to this Agreement, for purposes of Title I of ERISA. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Parent and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other agreements with Parent. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of Parent shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

11. Full Settlement. Parent’s obligation to provide the payments and benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Parent may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment except as set forth in Section 4(c) with respect to certain welfare benefits. Parent agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses (collectively, “Legal Fees”) which the Employee may reasonably incur as a result of any contest (including as a result of any contest by the Employee about the amount of any payment pursuant to this Agreement) by Parent, the Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that Parent shall not pay the Legal Fees after a final, nonappealable adjudication of a court of competent jurisdiction: (A) to the extent they were incurred with respect to a claim brought by the Employee in bad faith and/or (B) to the extent they were incurred where a determination has been made (either by a court or as part of a settlement agreement) that the Employee is not entitled to substantially all the amounts claimed by the Employee whether or not such claims were made in bad faith.

12. Miscellaneous.

a. Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible.

b. Withholding. All compensation and benefits to the Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

c. Entire Agreement; Modification. This Agreement represents the entire agreement between the parties and supersedes any prior agreements between the parties, written or oral, with respect to the subject matter covered hereby, including but not limited to the Prior Agreement, if any. This Agreement may be amended, modified, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall not affect such party’s right at a latter time to enforce the same. No waiver by any party of the breach of any provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or of any other term of this Agreement.

d. Applicable Law. This Agreement shall be construed under and governed by the laws of the State of Delaware.

e. Successors and Assigns. This Agreement shall be binding upon, and shall issue to the benefit of, Parent’s successors and assigns and the Employee’s heirs and assigns.

f. Nontransferability by the Employee. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, the Employee’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

- SIGNATURE PAGE FOLLOWS -

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

BILL BARRETT CORPORATION

By
[Name]
[Title]

EMPLOYEE

[Name]